Exhibit 99.1

SCANNER TECHNOLOGIES ANNOUNCES SUPPLEMENTAL JUDGMENT

AND APPEAL IN NEW YORK LITIGATION WITH ICOS VISION SYSTEMS N.V.

MINNEAPOLIS--(BUSINESS WIRE)--Monday, November 5, 2007--Scanner Technologies Corporation (OTCBB:SCNI) announced today that a supplemental judgment has been ordered in its ongoing litigation with ICOS Vision Systems Corporation N.V. in the U.S. District Court for the Southern District of New York.

In July of 2000, Scanner Technologies Corporation instituted an action against ICOS in the Southern District of New York for infringement of two patents (U.S. Patent Nos. 6,064,756 and 6,064,757) owned by Scanner.

On June 1, 2007, the New York court entered an order that Scanner’s ‘756 and ‘757 patents are not infringed by ICOS and its customers, and Scanner is barred from enforcing its patents related to inspecting ball grid array devices in three dimensions.

On November 2, 2007, the New York court issued a supplemental judgment that ordered Scanner to pay ICOS $2,717,934 in attorneys’ fees, $245,229 in costs, and $391,870 in expert fees, for a total award of fees and costs of $3,355,033.

Scanner has filed a notice of appeal of the award of fees and costs.

About Scanner Technologies Corporation:

Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner’s headquarters are located in Minneapolis, Minnesota and has a manufacturing facility in Tempe, Arizona. Scanner’s stock is traded on the Over-The-Counter Bulletin Board under the symbol “SCNI.” For more information please visit www.scannertech.com.

Contact:

Scanner Technologies Corporation

Elwin Beaty

763-476-8271

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www.scannertech.com